EXHIBIT 99

PRESS RELEASE

Scripps reports second quarter results

For immediate release	(NYSE: SSP)
July 24, 2006

CINCINNATI – The E. W. Scripps Company today reported second quarter operating results, including strong revenue and segment profit growth at its national lifestyle television networks and new interactive media businesses, Shopzilla and uSwitch.

Second quarter income from continuing operations was $105 million, or 64 cents per share, compared with $103 million, or 62 cents per share, during the same period a year earlier. Earnings were affected, in part, by the expensing of employee stock options, which commenced on Jan.1. The stock option expense reduced earnings for the period by $2.7 million after tax, or 2 cents per share.

Consolidated revenue from continuing operations rose 19 percent year-over-year during the second quarter to $642 million. On a pro forma basis, as if Scripps had owned Shopzilla and uSwitch since Jan. 1, 2005, second quarter operating revenue from continuing operations increased 12 percent.

Total segment profit from continuing operations was up 13 percent to $237 million during the three-month period. Segment profit excludes depreciation, amortization of intangible assets, interest, income taxes, investment results and certain other items that are included in net income.

Operating results from the company’s television retailing subsidiary, Shop At Home, and former newspaper in Birmingham, Ala., have been reclassified as discontinued operations for all periods presented in the company’s financial statements. The Shop At Home network was sold in June and the Birmingham newspaper was closed during the third quarter of 2005.

Consolidated second quarter results for Scripps benefited from strong financial performance at the company’s Scripps Networks division, which includes HGTV, Food Network, DIY Network, Fine Living and Great American Country.

Total revenue at Scripps Networks increased 17 percent to $286 million. Scripps Networks advertising revenue was up 15 percent to $233 million. Segment profit at Scripps Networks was up 22 percent year-over-year to $150 million.

At the company’s interactive media division, which includes Shopzilla and uSwitch, second quarter segment profit reached $16.5 million on revenue of $65.0 million. On a pro forma basis, as if Scripps had owned Shopzilla and uSwitch since Jan. 1, 2005, interactive media division revenue nearly doubled.

Rapid growth at Shopzilla and uSwitch is attributable to growing consumer acceptance of Internet search and price comparison services in the United States and United Kingdom. Shopzilla is a leading search and price comparison Web site for consumer products in the U.S. In the United Kingdom, uSwitch is a leading Web site for consumers who want to find, compare and switch essential home services.

Revenue at newspapers managed solely by Scripps was up 4.8 percent to $182 million, excluding newspapers contributed to a partnership in Colorado that was created during the first quarter. Advertising revenue at newspapers managed solely by Scripps was up 6.4 percent to $147 million. The contribution to segment profit from newspapers managed solely by Scripps was up 1.5 percent.

Newspaper division segment profit benefited from a $1.8 million hurricane recovery insurance settlement related to property damage and the loss of business at the company’s Florida Treasure Coast newspapers in 2004.

Total segment profit for the Scripps newspaper division was negatively affected by a decrease in equity earnings from the company’s newspapers in Denver, Cincinnati and Albuquerque, which are published under joint operating agreements, also known as JOAs.

The decline in equity income from the company’s JOA newspapers is attributable to lower advertising sales in all three markets and higher, non-cash depreciation expenses that are related to a capital project to consolidate production facilities in Denver. Including the JOA newspapers and new Colorado partnership, total newspaper segment profit was $55.1 million compared with $62.6 million during the same period a year ago.

At the company’s local television stations second quarter revenue was up 3.9 percent to $86.4 million. Broadcast television segment profit for the period was $26.4 million compared with $27.1 million for the same period a year ago. In the second quarter of 2005, broadcast television segment profit benefited from a net $1.8 million hurricane recovery insurance settlement.

“Scripps had an excellent second quarter, fully taking advantage of its diverse portfolio of targeted, consumer-focused media enterprises to achieve double-digit revenue and segment profit growth,” said Kenneth W. Lowe, the company’s president and chief executive officer. “Our solid operating results consistently demonstrate the success we’ve had identifying and investing in innovative media businesses that promise sustained, long-term growth.”

“The company’s Scripps Networks division continues to out-perform the industry, thanks primarily to the enduring popularity of HGTV and Food Network and the growing contribution of our newer networks, DIY Network, Fine Living and Great American Country,” Lowe said. “We’re successfully monetizing solid ratings and viewership growth at HGTV and Food and are making great strides building consumer awareness and excitement around our newer brands. Second quarter operating results at Scripps Networks were outstanding by nearly every measure.”

“Scripps consolidated results also got a substantial boost from our new, fast-growing interactive enterprises,” said Lowe. “Shopzilla and uSwitch are benefiting from the rapidly growing number of consumers who are discovering the time-saving value and utility of using these valuable Internet destinations to search and shop for products and services on the Web. Since being acquired by Scripps, financial performance at Shopzilla and uSwitch has been outstanding, which we believe bodes well for the company’s shareholders.”

“At our newspapers, advertising revenue grew respectably during the second quarter thanks to improved classified results, particularly in the real estate category, and rapidly growing online advertising,” Lowe said. “Revenue grew in line with expectations at our local television stations, which benefited from primary election campaigns during the period and the resulting increase in political advertising.”

Following are second quarter results by segment:

Scripps Networks

Scripps Networks advertising revenue increased 15 percent to $233 million. Affiliate fee revenue was $49.2 million, up 24 percent.

Programming, marketing and other expenses increased 14 percent to $108 million. Employee costs were up 12 percent to $31.3 million.

Scripps Networks segment profit was $150 million, up 22 percent from $123 million in the prior year period.

HGTV contributed $98.4 million to segment profit, up 14 percent from the year-ago period. HGTV revenue grew 15 percent to $141 million. HGTV now reaches about 90 million domestic subscribers compared with 89 million at the end of the second quarter 2005.

Food Network contributed $72.8 million to segment profit, up 23 percent from the second quarter last year. Food Network revenue grew 19 percent to $113 million. Food Network reaches about 90 million domestic subscribers, up from 88 million at the end of the second quarter 2005.

DIY contributed $3.3 million to segment profit compared with $2.2 million in the second quarter 2005. Revenue at DIY was $14.5 million compared with $12.6 million in 2005. DIY can be seen in about 38 million households, up from about 34 million a year ago.

Fine Living contributed $3.0 million to segment profit compared with $469,000 in 2005. Fine Living revenue increased to $10.3 million from $7.1 million the previous year. Fine Living reaches about 38 million households vs. 28 million at this time a year ago.

Great American Country contributed $183,000 to segment profit during the quarter compared with $100,000 in the same period a year ago. Revenue at Great American Country was $5.1 million compared with $3.6 million in 2005. Great American Country can be seen in about 42 million homes compared with 38 million a year ago.

Newspapers

Revenue from newspapers managed solely by Scripps was up 4.8 percent to $182 million. Advertising revenue from newspapers managed solely by Scripps increased 6.4 percent to $147 million.

Advertising revenue broken down by category was:

•	Local, up 2.3 percent to $40.4 million.

•	Classified, up 6.6 percent to $59.8 million.

•	National, down 3.8 percent to $9.7 million.

•	Preprint, online and other, up 14 percent to $37.4 million.

Circulation revenue was $30.4 million, down 2.2 percent.

Newsprint expense increased 14 percent on a similar increase in newsprint prices.

Total newspaper segment profit was $55.1 million, compared with $62.6 million in the prior-year period.

The decline in total newspaper segment profit is attributable to lower equity income from the company’s JOA newspapers in Denver, Cincinnati and Albuquerque. The decline in equity income is attributable to lower advertising sales in all three markets and higher depreciation expenses related to the capital project in Denver.

The company reported segment profit of $2.4 million vs. $9.5 million a year earlier from its newspapers that are published under joint operating agreements, or JOAs, and other partnerships.

Total newspaper segment profit was affected favorably by a $1.8 million hurricane recovery insurance settlement.

The contribution to segment profit from newspapers managed solely by Scripps increased 1.5 percent to $52.7 million.

Interactive Media

Revenue from the company’s online search and comparison shopping services, Shopzilla and uSwitch, was $65.0 million for the second quarter. Segment profit was $16.5 million. On a pro forma basis, as if the company had owned both businesses since Jan. 1, 2005, combined revenue at Shopzilla and uSwitch nearly doubled during the second quarter.

Broadcast Television

Broadcast television revenue increased 3.9 percent to $86.4 million.

Revenue broken down by advertising category was:

•	Political, $2.7 million vs. $400,000 for the same period in 2005.

•	Local, up 2.6 percent to $54.1 million.

•	National, up 1.4 percent to $26.9 million.

Broadcast television cash expenses were $60.0 million, up 3.7 percent from the prior-year period. The increase included the effects of expensing stock options.

Broadcast television segment profit was $26.4 million vs. $27.1 million in the prior-year period. In the second quarter 2005, broadcast television segment profit benefited from a net $1.8 million hurricane recovery insurance settlement.

Licensing and Other Media

Revenue was $22.5 million compared with $31.2 million in the prior-year period. In the prior-year period, the company reached a multi-year agreement with the ABC Television Network for the rights to broadcast certain Peanuts animated specials.

Segment profit was $3.1 million compared with $6.3 million in the second quarter 2005.

Discontinued operations

In June the company sold the Shop At Home television retailing network for $17 million in cash. The company continues to hold for sale five Shop At Home-affiliated broadcast television stations located in San Francisco, Boston, Cleveland, Raleigh-Durham, N.C., and Bridgeport, Conn.

During the second quarter, the company recorded an after-tax loss from discontinued operations of $33.7 million, reflecting operating results at Shop At Home during the period and costs associated with the sale of the business, including severance for employees.

Discontinued operations also include the company’s former newspaper in Birmingham, Ala., which was closed during the third quarter of 2005.

Guidance

Employee costs for the balance of 2006 will include approximately $8 million, or 3 cents per share, related to the commencement of expensing stock options granted to employees. The additional cost is reflected in the guidance provided below.

Based on advance advertising sales, the company currently anticipates third quarter advertising revenue for Scripps Networks will be up 13 to 15 percent year over year. Affiliate fee revenue for the period is expected to be about $48 million. Total Scripps Networks expenses are expected to increase about 13 percent during the third quarter as the company continues to build consumer awareness and expand distribution of its television and online lifestyle brands.

The company is in the process of negotiating advertising commitments in the upfront marketplace. Based on early indications and the momentum in ratings and viewership at HGTV and Food Network, Scripps Networks advertising revenue is expected to be up 10 to 14 percent in the fourth quarter.

For newspapers currently managed solely by Scripps, total revenue is expected to be up 2 to 4 percent over the prior year in the third quarter. Total newspaper expenses are expected to increase about 5 percent during the period.

Equity income from the company’s JOA newspapers is expected to improve by $5 million in the third quarter due to lower depreciation expenses related to the capital project in Denver.

At the company’s broadcast television stations, total revenue, including political, is expected to be up 10 to 14 percent in the third quarter.

Interactive media is expected to generate segment profit of about $8 million in the third quarter. For the full year, the interactive media division is expected to generate segment profit of about $65 million.

Corporate expenses are expected to be about $15 million in the third quarter.

Depreciation and amortization in the third quarter are expected to be $30 million and interest expense is expected to be about $17 million.

Earnings per share from continuing operations are expected to be between 38 cents and 42 cents, including dilution related to the acquisitions of Shopzilla and uSwitch of approximately 7 cents per share. Earnings per share from continuing operations during the third quarter of 2005 were 39 cents.

Conference call

The senior management team at Scripps will discuss the company’s second quarter results during a telephone conference call at 10 a.m. EDT today. Scripps will offer a live audio webcast of the conference call. To access the Web cast, visit www.scripps.com, choose “Shareholders,” then follow the link in the “Upcoming Events” section. Listeners need Windows Media Player to access the call online.

To access the conference call by telephone, dial 1-800-553-0358 (U.S.) or 1-612-332-0932 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (second quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. EDT today until 11:59 p.m. EDT July 31. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 836113.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Shareholders” then follow the “audio archives” link on the left navigation bar.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2005 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events for circumstances after the date the statement is made.

About Scripps

The E. W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living, Great American Country and HGTVPro; daily and community newspapers in 18 markets and the Washington-

based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: Stautberg@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

(in thousands, except per share data)	Three months ended June 30,			Six months ended June 30,
	2006	2005	Fav(Unf)	2006	2005	Fav(Unf)
Operating revenues	$641,914	$540,471	18.8%	$1,231,643	$1,023,374	20.4%
Costs and expenses	(420,949)	(353,496)	(19.1)%	(843,186)	(701,190)	(20.3)%
Depreciation and amortization of intangibles	(33,433)	(16,172)		(58,781)	(31,475)	(86.8)%
Gain on formation of Colorado newspaper partnership				3,535
Gains (losses) on disposal of PP&E	(60)	91		(156)	42
Hurricane recoveries, net	1,750	1,892	(7.5)%	1,750	1,892	(7.5)%

Operating income	189,222	172,786	9.5%	334,805	292,643	14.4%
Interest expense	(15,537)	(7,559)		(27,690)	(14,931)	(85.5)%
Equity in earnings of JOAs and other joint ventures	14,611	21,203	(31.1)%	25,981	39,360	(34.0)%
Interest and dividend income	609	374	62.8%	1,151	582	97.8%
Miscellaneous, net	942	(400)		1,979	(67)

Income from continuing operations before income taxes or minority interest	189,847	186,404	1.8%	336,226	317,587	5.9%
Provision for income taxes	65,249	66,157	1.4%	115,797	113,073	(2.4)%

Income from continuing operations before minority interest	124,598	120,247	3.6%	220,429	204,514	7.8%
Minority interests	19,726	17,290	(14.1)%	34,075	28,625	(19.0)%

Income from continuing operations	104,872	102,957	1.9%	186,354	175,889	5.9%
Income (loss) from discontinued operations, net of tax	(33,728)	(5,368)		(40,145)	(8,289)

Net income	$71,144	$97,589	(27.1)%	$146,209	$167,600	(12.8)%

Net income (loss) per diluted share of common stock:
Income from continuing operations	$.64	$.62	3.0%	$1.13	$1.06	6.2%
Income (loss) from discontinued operations	(.20)	(.03)		(.24)	(.05)

Net income per diluted share of common stock	$.43	$.59	(27.1)%	$.89	$1.01	(11.9)%

Weighted average diluted shares outstanding	164,785	165,776		164,984	165,419

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

Notes to Results of Operations

1. DISCONTINUED OPERATIONS

On June 21, 2006, we reached agreement to sell the operations of the Shop At Home television network and certain of its assets to Jewelry Television. Under the terms of the agreement, Jewelry Television also assumed a number of Shop At Home’s television affiliation agreements.

We continue to seek a buyer for the five Shop At Home-affiliated broadcast television stations. Under the terms of the agreement with Jewelry Television, these stations will continue to air a mix of Shop At Home and Jewelry Television programming. We expect that the sale of these stations will occur prior to the first quarter of 2007.

In the third quarter of 2005, we reached an agreement with Advance Publications, Inc., the publisher of the Birmingham News (“News”), to terminate the Birmingham joint operating agreement between the News and our Birmingham Post-Herald newspaper. During the third quarter of 2005, we also ceased publication of our Birmingham Post-Herald newspaper and sold certain assets to the News.

In accordance with the provisions of Financial Accounting Standards (“FAS”) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of businesses held for sale or that have ceased operations are presented as discontinued operations within our results of operations. Accordingly, these businesses have also been excluded from segment results for all periods presented.

Operating results of our discontinued operations were as follows:

(in thousands)	Three months ended June 30,			Six months ended June 30,
	2006	2005	Fav (Unf)	2006	2005	Fav (Unf)
Operating revenues:
Shop At Home	$80,232	$86,868	(7.6)%	$164,622	$189,012	(12.9)%
Birmingham-Post Herald		4			18

Total	$80,232	$86,872	(7.6)%	$164,622	$189,030	(12.9)%

Share of earnings of JOA		$1,870			$3,453

Income (loss) from discontinued operations:
Shop At Home:
Loss from operations	$(40,465)	$(9,452)		$(50,502)	$(14,852)
Loss on divestiture	(12,054)			(12,054)

Total Shop At Home	(52,519)	(9,452)		(62,556)	(14,852)
Birmingham-Post Herald		1,181		(2)	2,141

Income (loss) from discontinued operations, before tax	(52,519)	(8,271)		(62,558)	(12,711)
Income taxes (benefit)	(18,791)	(2,903)		(22,413)	(4,422)

Income (loss) from discontinued operations	$(33,728)	$(5,368)		$(40,145)	$(8,289)

Shop At Home’s loss from operations includes $16.7 million in costs associated with the termination of long-term agreements and employee termination benefits, and a $6.2 million non-cash charge to write-down assets on the Shop At Home television network.

The loss on divestiture represents losses on the sale of property and other assets to Jewelry Television.

2. STOCK-BASED COMPENSATION COSTS AND OTHER CHARGES AND CREDITS

Net income was affected by the following:

Stock-based compensation costs

Beginning on January 1, 2006, we adopted the requirements of FAS 123R, “Share-Based Payments”, and began recording compensation expense on stock options granted to employees. Stock option expense, including the costs of immediately expensed options granted to retiree eligible employees, increased our costs and expenses $4.4 million in the second quarter of 2006 and $12.8 million for the year-to-date period of 2006. Net income was reduced by $2.7 million, $.02 per share in the second quarter of 2006. Year-to-date net income was reduced by $8.0 million, $.05 per share. Based upon stock options issued through the first half of 2006, we expect stock option expense to increase our costs and expenses by approximately $8.0 million for the remainder of 2006.

Gain on formation of Colorado newspaper partnership

In February of 2006, we completed the formation of a newspaper partnership with MediaNews Group, Inc. (“MediaNews”) that will operate certain of both companies’ newspapers in Colorado. We contributed the assets of our Boulder Daily Camera, Colorado Daily and Bloomfield Enterprise newspapers for a 50% interest in the partnership. MediaNews contributed the assets of publications they operate in Colorado. In addition, MediaNews also paid us cash consideration of $20.4 million. We recognized a pre-tax gain of $3.5 million in the first quarter of 2006 upon completion of the transaction. Net income was increased by $2.1 million, $.01 per share.

Denver newspaper production facilities

In the third quarter of 2005, the management committee of the Denver Newspaper Agency (“DNA”) approved plans to consolidate DNA’s newspaper production facilities. As a result, assets used in certain of the existing facilities will be retired earlier than previously estimated. The reduction in these assets’ estimated useful lives increased DNA’s depreciation expense. The increased depreciation resulted in a $3.1 million decrease in our equity in earnings from JOAs in the second quarter of 2006 and decreased year-to-date equity in earnings from JOAs $6.3 million. Net income was decreased by $1.9 million, $.01 per share in the second quarter of 2006 and $3.9 million, $.02 per share for the year-to-date period of 2006. The increased depreciation is expected to decrease equity in earnings from JOAs approximately $3.0 million in each remaining quarter until the second quarter of 2007.

Hurricanes

Certain of our Florida operations sustained hurricane damages in 2004. Throughout the course of 2005 and 2006, we reached agreements with insurance providers and other responsible third parties on certain of our property and business interruption claims and recorded insurance recoveries of $1.8 million in the second quarter of 2006 and $2.2 million in the second quarter of 2005. The insurance recoveries recorded in 2005 were partially offset by additional estimated losses of $0.3 million. Net income was increased by $1.1 million, $.01 per share in 2006 and $1.2 million, $.01 per share in 2005. We are still in negotiations with insurance carriers regarding property and business interruption claims sustained by our newspaper operations and are seeking additional recoveries of $0.3 million. Recoveries of unsettled claims will not be recorded until settlement agreements are reached with the insurance providers.

3. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. Scripps Networks includes national television networks, Newspapers includes daily and community newspapers, Broadcast television includes nine network affiliated stations and one independent station, Interactive media includes our online search and comparison shopping services, and Licensing and other media primarily includes syndication and licensing of news features and comics.

Our chief operating decision maker (as defined by FAS 131 – Segment Reporting) evaluates the operating performance of our business segments using a measure we call segment profits. Segment profits excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profits generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

We account for our share of the earnings of joint operating agreements (“JOAs”) and newspaper partnerships using the equity method of accounting. Our equity in earnings of JOAs and newspaper partnerships is included in “Equity in earnings of JOAs and other joint ventures” in our Results of Operations. Newspaper segment profits include equity in earnings of JOAs and newspaper partnerships. Scripps Networks segment profits include equity in earnings of FOX Sports Net South and joint ventures with foreign entities.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our Results of Operations is as follows:

(in thousands)	Three months ended June 30,			Six months ended June 30,
	2006	2005	Fav (Unf)	2006	2005	Fav (Unf)
Segment operating revenues:
Scripps Networks	$286,303	$244,299	17.2%	$523,905	$446,977	17.2%

Newspapers:
Newspapers managed solely by us	181,894	173,630	4.8%	366,096	349,466	4.8%
JOAs and newspaper partnerships	56	100	(44.3)%	104	150	(30.9)%

Total	181,950	173,730	4.7%	366,200	349,616	4.7%
Boulder prior to formation of Colorado newspaper partnership		7,066		2,189	13,402	(83.7)%

Total newspapers	181,950	180,796	0.6%	368,389	363,018	1.5%
Broadcast television	86,445	83,183	3.9%	170,208	155,443	9.5%
Interactive media	64,965	1,047		123,608	1,047
Licensing and other media	22,527	31,193	(27.8)%	46,131	57,013	(19.1)%
Corporate/intercompany	(276)	(47)		(598)	(124)

Total operating revenues	$641,914	$540,471	18.8%	$1,231,643	$1,023,374	20.4%

Segment profit (loss):
Scripps Networks	$150,270	$123,461	21.7%	$256,815	$204,402	25.6%

Newspapers:
Newspapers managed solely by us	52,741	51,965	1.5%	103,725	107,611	(3.6)%
JOAs and newspaper partnerships	2,375	9,462	(74.9)%	1,416	16,503	(91.4)%

Total	55,116	61,427	(10.3)%	105,141	124,114	(15.3)%
Boulder prior to formation of Colorado newspaper partnership		1,188		(125)	1,558

Total newspapers	55,116	62,615	(12.0)%	105,016	125,672	(16.4)%
Broadcast television	26,417	27,074	(2.4)%	48,904	43,353	12.8%
Interactive media	16,463	358		30,384	358
Licensing and other media	3,118	6,329	(50.7)%	6,020	11,184	(46.2)%
Corporate	(14,058)	(9,767)	(43.9)%	(30,951)	(21,533)	(43.7)%

Total segment profit	237,326	210,070	13.0%	416,188	363,436	14.5%

Depreciation and amortization of intangibles	(33,433)	(16,172)		(58,781)	(31,475)	(86.8)%
Gain on formation of Colorado newspaper partnership				3,535
Gains (losses) on disposal of PP&E	(60)	91		(156)	42
Interest expense	(15,537)	(7,559)		(27,690)	(14,931)	(85.5)%
Interest and dividend income	609	374	62.8%	1,151	582	97.8%
Miscellaneous, net	942	(400)		1,979	(67)

Income from continuing operations before income taxes and minority interests	$189,847	$186,404	1.8%	$336,226	$317,587	5.9%

Certain items required to reconcile segment profitability to consolidated results of operations determined in accordance with accounting principles generally accepted in the United States of America are attributed to particular business segments. Significant reconciling items attributable to each business segment are as follows:

(in thousands)	Three months ended June 30,			Six months ended June 30,
	2006	2005	Fav (Unf)	2006	2005	Fav (Unf)
Depreciation:
Scripps Networks	$4,230	$3,778	(12.0)%	$7,917	$7,000	(13.1)%

Newspapers:
Newspapers managed solely by us	5,502	5,064	(8.6)%	10,580	9,929	(6.6)%
JOAs and newspaper partnerships	310	309	(0.3)%	610	609	(0.2)%

Total	5,812	5,373	(8.2)%	11,190	10,538	(6.2)%
Boulder prior to formation of Colorado newspaper partnership		311		111	615	82.0%

Total newspapers	5,812	5,684	(2.3)%	11,301	11,153	(1.3)%
Broadcast television	4,507	4,600	2.0%	9,132	9,157	0.3%
Interactive media	3,839	52		6,781	52
Licensing and other media	154	224	31.3%	322	443	27.3%
Corporate	309	552	44.0%	652	1,092	40.3%

Total depreciation	$18,851	$14,890	(26.6)%	$36,105	$28,897	(24.9)%

Amortization of intangibles:
Scripps Networks	$917	$536	(71.1)%	$1,680	$1,370	(22.6)%

Newspapers:
Newspapers managed solely by us	344	76		441	161
JOAs and newspaper partnerships		66			133

Total	344	142		441	294	(50.0)%
Boulder prior to formation of Colorado newspaper partnership		20		21	40	47.5%

Total newspapers	344	162		462	334	(38.3)%
Broadcast television	282	294	4.1%	560	584	4.1%
Interactive media	13,039	290		19,974	290

Total amortization of intangibles	$14,582	$1,282		$22,676	$2,578

Gains (losses) on disposal of PP&E:
Scripps Networks	$(9)	$(4)		$(94)	$(25)

Newspapers:
Newspapers managed solely by us	(39)	(124)	68.5%	(35)	(138)	74.6%
JOAs and newspaper partnerships	8	(1)		8

Total newspapers	(31)	(125)	75.2%	(27)	(138)	80.4%
Broadcast television	(20)	222		(35)	223
Licensing and other media
Corporate		(2)			(18)

Gains (losses) on disposal of PP&E	$(60)	$91		$(156)	$42

4. JOINT OPERATING AGREEMENTS AND NEWSPAPER PARTNERSHIPS

Three of our newspapers are operated pursuant to the terms of JOAs. The Newspaper Preservation Act of 1970 provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine their sales, production and business operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. Each newspaper in a JOA maintains a separate and independent editorial operation.

In February of 2006, we formed a newspaper partnership with MediaNews Group, Inc. (“MediaNews”) that will operate certain of both companies’ newspapers in Colorado, including their editorial operations. We have a 50% interest in the partnership.

Our share of the operating profit (loss) of JOAs and newspaper partnership are reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.

Information related to the operating results of our JOAs and newspaper partnerships is as follows:

(in thousands)	Three months ended June 30,			Six months ended June 30,
	2006	2005	Fav (Unf)	2006	2005	Fav (Unf)
Equity in earnings of JOAs and newspaper partnerships:
Denver	$3,031	$9,744	(68.9)%	$4,203	$17,669	(76.2)%
Cincinnati	4,648	5,684	(18.2)%	9,045	11,038	(18.1)%
Albuquerque	2,840	2,984	(4.8)%	5,336	5,693	(6.3)%
Colorado	380			555
Other newspaper partnerships and joint ventures	180	227	(20.7)%	146	227	(35.7)%

Total	11,079	18,639	(40.6)%	19,285	34,627	(44.3)%
Operating revenues of JOAs and newspaper partnerships	56	100	(44.0)%	104	150	(30.7)%

Total	$11,135	$18,739	(40.6)%	$19,389	$34,777	(44.2)%

JOAs and newspaper partnerships contribution to segment profit:
Denver	$(3,017)	$3,510		$(8,023)	$5,597
Cincinnati	3,002	3,702	(18.9)%	5,444	7,052	(22.8)%
Albuquerque	1,830	2,023	(9.5)%	3,294	3,627	(9.2)%
Colorado	380			555
Other newspaper partnerships and joint ventures	180	227	(20.7)%	146	227	(35.7)%

Total contribution to segment profit	$2,375	$9,462	(74.9)%	$1,416	$16,503	(91.4)%

Additional depreciation incurred by the Denver Newspaper Agency reduced equity in earnings of JOAs by $3.1 million in the second quarter of 2006 and decreased year-to-date equity in earnings from JOAs $6.3 million. (See Note 2).

Gannett Newspapers has notified us of its intent to terminate the Cincinnati JOA upon its expiration in December 2007.

5. SCRIPPS NETWORKS

Scripps Networks includes five national television networks, Home & Garden Television (“HGTV”), Food Network, DIY Network (“DIY”), Fine Living and Great American Country (“GAC”); our online network HGTVPro.com; Scripps Network branded broadband channels; and our 12% interest in FOX Sports Net South, a regional television network. Our networks also operate internationally through licensing agreements and joint ventures with foreign entities.

The networks utilize common facilities and certain sales, operational and support services are shared by the networks. Expenses directly attributable to the operations of a network are charged directly to that network. The costs of shared facilities and services are not allocated to individual networks for segment reporting purposes.

Financial information for Scripps Networks is as follows:

(in thousands)	Three months ended June 30,			Six months ended June 30,
	2006	2005	Fav (Unf)	2006	2005	Fav (Unf)
HGTV:
Operating revenues	$141,033	$123,196	14.5%	$259,688	$227,614	14.1%
Direct segment operating expenses	(43,091)	(37,533)	(14.8)%	(84,228)	(78,403)	(7.4)%
Equity in earnings of joint ventures	413	409	1.0%	1,110	1,008	10.1%

Contribution to segment profit	$98,355	$86,072	14.3%	$176,570	$150,219	17.5%

Food Network:
Operating revenues	$113,142	$95,477	18.5%	$207,016	$174,546	18.6%
Direct segment operating expenses	(40,724)	(36,457)	(11.7)%	(79,168)	(72,483)	(9.2)%
Equity in earnings of joint ventures	402	250	60.8%	727	484	50.2%

Contribution to segment profit	$72,820	$59,270	22.9%	$128,575	$102,547	25.4%

DIY:
Operating revenues	$14,492	$12,586	15.1%	$25,217	$22,012	14.6%
Direct segment operating expenses	(11,232)	(10,349)	(8.5)%	(21,053)	(18,428)	(14.2)%

Contribution to segment profit	$3,260	$2,237	45.7%	$4,164	$3,584	16.2%

Fine Living:
Operating revenues	$10,312	$7,130	44.6%	$18,633	$13,097	42.3%
Direct segment operating expenses	(7,276)	(6,427)	(13.2)%	(14,592)	(13,027)	(12.0)%
Equity in earnings (losses) of joint ventures	(14)	(234)	94.0%	33	(285)

Contribution to segment profit	$3,022	$469		$4,074	$(215)

Great American Country:
Operating revenues	$5,077	$3,570	42.2%	$9,806	$6,951	41.1%
Direct segment operating expenses	(4,894)	(3,470)	(41.0)%	(9,399)	(7,766)	(21.0)%

Contribution to segment profit	$183	$100	(83.0)%	$407	$(815)

Unallocated costs and other	$(27,370)	$(24,687)	(10.9)%	$(56,975)	$(50,918)	(11.9)%

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: June	The E.W. Scripps Company
Report date: July 24, 2006	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	June			Year-to-date
	2006	2005	%	2006	2005	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$77.9	$66.1	17.7%	$420.1	$361.6	16.2%
Affiliate fees, net	16.8	13.5	24.7%	97.5	81.6	19.5%
Other	1.8	1.2		6.3	3.8	65.4%

Scripps Networks	$96.5	$80.8	19.5%	$523.9	$447.0	17.2%

Subscribers (1)
HGTV				89.9	88.8	1.2%
Food Network				89.5	87.6	2.2%
Great American Country				41.8	38.4	8.9%

NEWSPAPERS (2)
Operating Revenues
Local	$12.5	$12.0	4.2%	$81.4	$80.1	1.6%
Classified	18.2	17.4	4.9%	121.4	111.7	8.6%
National	3.2	3.3	(4.6)%	19.3	20.3	(4.5)%
Preprints, online and other	11.7	10.1	15.8%	72.9	65.1	12.0%

Newspaper advertising	45.6	42.8	6.6%	295.0	277.2	6.4%
Circulation	9.6	9.7	(0.9)%	62.7	64.2	(2.3)%
Other	1.1	1.2	(6.6)%	8.4	8.1	3.7%

Newspapers managed solely by us	$56.2	$53.6	4.9%	$366.1	$349.5	4.8%

Ad inches (excluding JOAs) (in thousands)
Local	415	405	2.5%	2,700	2,750	(1.8)%
Classified	786	706	11.3%	4,905	4,443	10.4%
National	80	93	(13.7)%	509	563	(9.6)%

Full run ROP	1,281	1,204	6.4%	8,114	7,755	4.6%

BROADCAST TELEVISION
Operating Revenues
Local	$16.3	$17.4	(6.7)%	$107.5	$97.6	10.1%
National	8.2	9.0	(8.8)%	53.5	50.0	7.0%
Political	0.7	0.2		3.7	0.5
Other	1.3	1.5	(16.6)%	5.5	7.3	(25.1)%

Broadcast Television	$26.5	$28.3	(6.3)%	$170.2	$155.4	9.5%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(2)	On February 1, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. To enhance comparability the reported revenues do not include operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: June	The E.W. Scripps Company
Report date: July 24, 2006	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	Second Quarter
	2006	2005	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$233.2	$202.1	15.4%
Affiliate fees, net	49.2	39.6	24.3%
Other	3.8	2.6	46.6%

Scripps Networks	$286.3	$244.3	17.2%

Subscribers (1)
HGTV	89.9	88.8	1.2%
Food Network	89.5	87.6	2.2%
Great American Country	41.8	38.4	8.9%

NEWSPAPERS (2)
Operating Revenues
Local	$40.4	$39.5	2.3%
Classified	59.8	56.1	6.6%
National	9.7	10.0	(3.8)%
Preprints, online and other	37.4	32.8	14.1%

Newspaper advertising	147.3	138.4	6.4%
Circulation	30.4	31.1	(2.2)%
Other	4.2	4.1	2.7%

Newspapers managed solely by us	$181.9	$173.6	4.8%

Ad inches (excluding JOAs) (in thousands)
Local	1,330	1,361	(2.3)%
Classified	2,497	2,266	10.2%
National	251	283	(11.2)%

Full run ROP	4,079	3,911	4.3%

BROADCAST TELEVISION
Operating Revenues
Local	$54.1	$52.7	2.6%
National	26.9	26.5	1.4%
Political	2.7	0.4
Other	2.8	3.6	(22.2)%

Broadcast Television	$86.4	$83.2	3.9%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(2)	On February 1, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. To enhance comparability the reported revenues do not include operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.